Exhibit 2.1

PURCHASE AGREEMENT

Dated As Of January 5, 2005

Among

JAMDAT Mobile Inc.,

Downtown Wireless, LLC,

And

John Cibulski, James Coriston, Jr., And Ruben Sandoval

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT dated as of January 5, 2005 (this “Agreement”), is by and among JAMDAT Mobile Inc., a Delaware corporation (“Buyer”), Downtown Wireless, LLC, a California limited liability company (the “Company”); and John Cibulski, an individual (“Mr. Cibulski”), James Coriston, Jr., an individual (“Mr. Coriston”), and Ruben Sandoval, an individual (“Mr. Sandoval,” and collectively with Mr. Cibulski and Mr. Coriston, as the owners of 100% of the limited liability company membership interests of the Company, the “Members”).

RECITALS

A.                                   The parties hereto desire that on the Closing Date, the Members will sell and assign to Buyer, and Buyer will purchase and accept, all of the Members’ Membership Interests of the Company (the “Sale”) which represent 100% of the membership interests of the Company.

B.                                     All of the Members of the Company have approved the Sale pursuant to the terms of this Agreement and in accordance with the applicable provisions of the California Corporations Code (the “CCC”) and all other applicable laws.

C.                                     In connection with the Sale and the other transactions contemplated hereby, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other or others as an inducement to the consummation of the Sale, upon the terms and subject to the conditions contained herein.

D.                                    In connection with the Sale, the Members on the one hand, and the Buyer on the other, are willing to indemnify the other against certain losses and Liabilities (as hereinafter defined) that may occur as a result of the Sale and the operations of the Company, in each case, upon the terms and subject to the conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounting Firm” shall have the meaning set forth in Section 3.1(a).

“Accounts Receivable” shall have the meaning set forth in Section 5.8.

“Affiliate” shall have the meaning set forth in the Exchange Act.  Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.

“Affiliate Indebtedness” shall mean any and all Liabilities or obligations of the Company of any kind to any of its Members and any of their respective Affiliates.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Contract” shall mean any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Benefit Plan” shall mean all retirement, pension, supplemental pension, savings, retirement savings, retirement allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, illness, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Company for the benefit of current or former employees, managers, members, independent contractors or agents of the Company.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” shall mean and a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Documents will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business” shall mean the development and distribution of downloadable wireless entertainment applications for mobile telephone devices.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Buyer Tax Contest” is defined in Section 8.6.

“Buyer Tax Indemnitee” is defined in Section 8.6.

“Calendar Quarter” shall mean each three (3)month quarter (or portion thereof) ending on March 31, June 30, September 30 or December 31.

“CCC” shall have the meaning set forth in the Recitals.

“Claim” shall have the meaning set forth in Section 8.2(e).

“Claim Notice” shall have the meaning set forth in Section 8.2(e).

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Estimate” shall have the meaning set forth in Section 3.1(a).

“Closing Statement” shall have the meaning set forth in Section 3.1(a).

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization).

“Consideration Shares” shall have the meaning set forth in Section 2.2.

“Contract” shall mean any agreement, contract, obligation, or legally enforceable promise or undertaking (whether written or oral and whether express or implied).

“Damages” shall have the meaning set forth in Section 8.2(a).

“Delivery Date” shall have the meaning set forth in Section 3.1(e).

“Development Indebtedness” shall mean, (i) all indebtedness of the Company for development or for borrowed money or for the deferred purchase price of any property or services, including, without limitation, bank debt, (ii) any other indebtedness of the Company which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of the Company under capital leases, (iv) all obligations of the Company in respect of acceptances issued or created for the account of the Company, (v) all Liabilities due under any covenant not to compete, consulting or similar arrangement, (vi) all Liabilities secured by any Encumbrance on any property owned by the Company whether or not the Company has assumed or otherwise become liable for the payment thereof, (vii) all guarantees of the Company, (viii) all Affiliate Indebtedness, and (ix) all accrued interest, any premiums payable or any other charges on any of the obligations set forth in clauses (i-viii) above.

“Disclosure Schedules” shall mean the schedules prepared and delivered by the Company and the Members for and to Buyer and dated as of the date hereof which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Earnout Consideration” shall have the meaning set forth in Section 2.2(b).

“Earnout Excess Revenues” shall have the meaning set forth in Section 2.2(b).

“Earnout Report” shall have the meaning set forth in Section 2.2(b).

“Employees” shall mean all employees who are immediately prior to the Closing (i) in the active employment of the Company and are presently on the employee payroll or (ii) on sick leave, short-term disability or other leave of absence approved by the Company.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title encumbrance or title exception affecting any property or asset.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” shall mean all federal, state, district, local and foreign laws and Legal Requirements, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, agency guidelines, policies or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment.

“Environmental Permits” shall mean all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether federal, state, local or foreign, required for the operation of the Company’s facilities under Environmental Laws.

“Escrowed Shares” shall have the meaning set forth in Section 2.3(a).

“Escrowed Cash” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.5 hereof.

“Financial Statements” shall have the meaning set forth in Section 5.4.

“GAAP” shall mean United States generally accepted accounting principles and practices.

“Governmental Authorization” shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(i)                                     nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)                                  federal, state, local, municipal, foreign or other government;

(iii)                               governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(iv)                              multi-national organization or body; or

(v)                                 body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” shall mean any waste, chemical, pollutant, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

“Intellectual Property” shall mean all foreign and domestic (i) business names, trade names, trademarks and service marks (whether registered or unregistered, including any applications for registration of any of the foregoing), logos, Internet domain names, trade dress rights and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, “Marks”), (ii) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon (collectively, “Patents”), (iii) topographies, codes, software, copyrightable works, including but not limited to all rights of authorship and moral rights, registrations and applications therefor (collectively, “Copyrights”), and (iv) know-how, inventions, discoveries, concepts, ideas, methods, processes, formulae, technical data, circuit board designs, schematics, bills of materials, confidential information and other proprietary information, including customer lists, excluding (i) any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents or (ii) any of the above that do not constitute a trade secret under applicable law (collectively, “Trade Secrets”), (v) renewals, extensions, reissuances and revivals of the foregoing, (vi) computer software (other than off-the-shelf computer software), including, without limitation, source code, operating systems and specifications, data, databases, files, documentation and other materials related thereto, data and documentation, and (vii) technology (including know-how and show-how), inventions, methods, processes, research and development information, drawings, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing information, business and marketing plans and materials, and distributor, policyholder, contract holder and supplier lists and information which a reasonably prudent person would consider to be confidential or proprietary.

“Intellectual Property Rights” means all the rights to Intellectual Property used or held by the Company whether or not protected, created or arising under the laws of the United States or any foreign state or other jurisdiction including, without restriction, Patents, Marks, Copyrights and Trade Secrets.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” shall mean and an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(i)                                     such individual is actually aware of such fact or other matter; or

(ii)                                  a prudent individual should reasonably be expected to discover or otherwise become aware of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Knowledge of the Company” or other similar phrases shall mean and include, in addition to the Knowledge of the Company, the Knowledge of the Members.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, common law, regulation, statute or treaty.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

“Licensed Intellectual Property” shall have the meaning set forth in Section 5.19(e).

“Licensed Technology Agreements” shall have the meaning set forth in Section 5.19(e).

“Licenses” shall have the meaning set forth in Section 5.12(b).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, claim, lien or charge of any kind.

“Lock Up Agreement” shall have the meaning set forth in Section 5.28(e).

“Material Adverse Effect” or “Material Adverse Change” shall mean any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, Liabilities or operations of any party, its business and/or assets or on the ability of such party or its Members, as the case may be, to consummate the Transactions, excluding general economic, business and industry conditions affecting such party and other businesses similar to the party or in the party’s industry.

“Member Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Members” shall have the meaning set forth in the first paragraph of this Agreement.

“Members’ Accountant” shall have the meaning set forth in Section 3.1(a).

“Members’ Closing Documents” shall have the meaning set forth in Section 5.2(a).

“Membership Interest(s)” shall mean the limited liability company membership interest(s) of the Company.

“Net Cash” means the sum of all of the Company’s cash, bank account balances, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities, prepaid expenses, and deposits on the day immediately prior to the Closing Date .

“Net Receivables” means the Company’s unpaid Accounts Receivable, trade receivables and other Net Revenue based on all sales and licenses of all of the Company’s products up to the Closing Date less all trade and account payables and accrued current liabilities of the Company as of the Closing Date which are not paid or otherwise satisfied by the Members prior to or on the Closing Date.

“Net Revenues” shall mean, as to a specified Person or Persons, all revenues of such Person accrued from sales and licenses of such Person’s products during the applicable period as specified in this Agreement net of any service or other fees earned and deducted by the wireless carriers or distributors with respect to such sales and licenses and after deduction of all charge backs, credits and other deductions made in favor of such carriers and distributors.  For the purposes of this Agreement, Net Revenues shall be deemed to be accrued and generated in accordance with Buyer’s revenue recognition policies as in effect as of the Closing Date and as described in its SEC Documents.

“New LLC” shall have the meaning set forth in Section 2.5.

“Non-Competition Agreement(s)” shall have the meaning set forth in Section 4.2(a)(iii).

“Nov. 30 Balance Sheet” shall have the meaning set forth in Section 5.4.

“Order” shall mean, with respect to any Person any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator specifically directed at that Person.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Permitted Liens” shall have the meaning set forth in Section 5.6.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Representative” shall mean any officer, director, principal, member, attorney, agent, Employee or other representative.

“Sale Consideration” shall have the meaning set forth in Section 2.2(a).

“Sale Consideration Deficit” shall have the meaning set forth in Section 3.1.

“Sale Consideration Surplus” shall have the meaning set forth in Section 3.1.

“SEC Documents” means Buyer’s prospectus on Form S-1 filed July 2, 2004 and all amendments thereto, Buyer’s quarterly report on Form 10-Q filed November 15, 2204 and all of Buyer’s other filings with the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person who is not an individual (for the purposes of this definition, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology Exploitation Agreements” shall have the meaning set forth in Section 5.19(f).

“Threatened” shall describe, with respect to any Person, any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) to such Person or its Affiliate with respect to such claim, Proceeding, dispute, action or other matter or (ii) any notice has been given (orally or in writing) to such Person or its Affiliate with respect thereto.

“Threshold” shall have the meaning set forth in Section 8.2(c)(i).

“Transaction Documents” shall mean this Agreement, the Non-Competition Agreements, the Studio Agreement and all instruments executed and delivered as specifically required under in this Agreement.

“Transactions” shall mean the Sale and the other transactions contemplated hereby and in the Transaction Documents.

ARTICLE 2

THE SALE

2.1                                 The Sale.  Subject to the terms and conditions of this Agreement, the Members hereby agree to sell and assign to the Buyer, free and clear of all Liens or Encumbrances other than Permitted Liens, and the Buyer hereby agrees to purchase and accept, all of the Membership Interests of the Company in exchange for the Sale Consideration, all effective as of the Closing Date.  At the Closing, Company and the Members shall execute such assignments and other documents and take such further actions as reasonably requested by the Buyer to cause the Buyer to be vested with one hundred percent (100%) of the Company’s outstanding Membership Interests and to be admitted as the sole member of the Company.  From and after the Closing Date, the Members shall not be entitled to any rights with respect to the Membership Interests, including distributions from the Company or to exercise any voting or other rights with respect to the Membership Interests, except with respect to the Excluded Assets to the extent the same have not been previously distributed or transferred to the Members as provided by Section 2.5 of this Agreement.  Without limiting the obligations of the Members under this Agreement, from and after the Closing Date, the Members shall not have any obligations under the Organizational Documents.

2.2                                 Sale Consideration.

(a)                                  Sale Consideration.  Subject to adjustment as set forth in Section 3.1 and the escrow provisions of Section 2.3, as the purchase price for their Membership Interests in the Company and the covenants of the Members in the Noncompetition Agreements, the Members shall be entitled to receive the following consideration (collectively, the “Sale Consideration”):

(i)                                     Four Million Four Hundred Fifty Thousand Dollars ($4,450,000.00).  Such sum shall be payable in immediately available funds at the Closing by wire transfer or other manner of payment acceptable to the Members to the Members or their designees to be allocated among such Members and such designees pursuant to the disbursement instruction set forth on Schedule 2.2(a)(i).

(ii)                                  a number of shares of restricted common stock of Buyer (the “Consideration Shares”) equal to the quotient of (A) Seven Hundred Thousand Dollars ($700,000) divided by (B) the average closing price of a share of Buyer common stock for the three (3) trading days immediately prior to the Closing Date as reported by the NASDAQ National Market.  Such Consideration Shares shall be allocated among the Members as directed by the Members in writing to the Buyer prior to or at the Closing.

(iii)                               subject to the terms of Section 2.3, the Earnout Consideration, to the extent earned, shall be paid to the Members as allocated among the Members and their designees as directed by the Members in writing to the Buyer, provided that the Members may change such allocation or designation from time to time by written instrument executed by each of the Members and provided to the Buyer, which change shall be effective immediately upon delivery of such written instrument to the Buyer.

(iv)                              On the Closing Date, an amount equal to ninety percent (90%) of the estimated Net Receivables of the Company on the day immediately prior to the Closing Date as set forth in the Closing Estimate shall be paid to the Members as allocated among the Members and their designees as directed by the Members in writing to the Buyer, provided that the Members may change such allocation or designation from time to time by written instrument executed by each of the Members and provided to the Buyer, which change shall be effective immediately upon delivery of such written instrument to the Buyer.  Additional payments of such Net Receivables to the Members from the Buyer under Section 3.1(f) shall be deemed to comprise part of the Sale Consideration.

(b)                                 Earnout Consideration.

(i)                                     Subject to the terms and conditions of this Agreement, Buyer hereby agrees to pay to the Members as additional Sale Consideration (the “Earnout Consideration”) five percent (5%) of the excess (the “Earnout Excess Revenues”) of the (i) the cumulative Net Revenues of the Buyer, the Company or any of their successors or assigns generated directly and solely from sales or licenses of the Company’s existing, current version “Texas Hold ‘Em” product (including products developed by the Company that incorporate or are substantially based on the underlying code of the current version “Texas Hold ‘Em” other than Texas Hold Em 2 or any other sequel) between the Closing Date and December 31, 2006, over (ii) Seven Million Dollars ($7,000,000).

(ii)                                  Within forty-five (45) days of the end of each Calendar Quarter in which such “Texas Hold ‘Em” product Net Revenues are generated or collected, the Buyer shall provide to the Members a reasonably detailed written report setting forth the amount of such Net Revenues which have been generated, and such Net Revenues which have been collected, during the immediately preceding Calendar Quarter (a “Earnout Report”).  Not more than once in any 3-month period the Buyer shall permit the Members and their Representatives to inspect Buyer’s books and records related solely to the “Texas Hold ‘Em” product Net Revenue on reasonable notice and during Buyer’s business hours in order to verify such Net Revenues.

(iii)                               Each Earnout Report shall be conclusive for the purposes of determining of the calculation of such Net Revenues except to the extent, if any, that the Members shall have delivered, within ninety (90) days after the date on which the Earnout Report is delivered to the Members, written notice to the Company identifying those items to which the Members take exception, specifying in reasonable detail the nature and extent of any such exception.  If a change proposed by the Members is disputed by the Company, then the Company and the Members shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) calendar days following the date on which the Members give the Company notice of any such proposed change, any such proposed change still remains disputed, then either party may commence an action or proceeding in accordance with the provisions of this Agreement to cause such dispute to be adjudicated.

(iv)                              Within thirty days following each Calendar Quarter, commencing with first Calendar Quarter in which Earnout Excess Revenues are collected and continuing until such Calendar Quarter as all Earnout Excess

Revenues are collected (including Calendar Quarters after December 31, 2006), the Buyer shall pay the Earnout Consideration due with respect to such Earnout Excess Revenues collected during such Calendar Quarter.

2.3                                 Escrow.

(a)                                  Escrow.  In order to establish a source of recovery in connection with satisfaction of claims by Buyer for any post-closing adjustment pursuant to Section 3.1 or indemnity claim pursuant to Sections 8.2 or 8.6, Buyer shall retain in escrow, and the Members hereby grant a security interest in, all of the Consideration Shares (the “Escrowed Shares”) and Three Hundred Thousand Dollars of the cash Sale Consideration (the “Escrowed Cash”).  Buyer shall maintain the Escrowed Cash in a segregated interest bearing account until such time as the Escrowed Cash and interest thereon is to be disbursed in the accordance with this Agreement.

(b)                                 Partial Release From Escrow.  On March 31, 2005, Buyer shall release from escrow and its security interest hereunder all of the Escrowed Shares and Escrowed Cash except Buyer shall retain as security such number of Escrowed Shares having a value (based upon the average closing price of a share of Buyer common stock for the three (3) trading days immediately prior to such date as reported by the NASDAQ National Market) of the sum of (i) Four Hundred Forty Thousand Dollars ($440,000.00) plus (ii) the amount of Buyer’s estimated aggregate dollar amount of unsatisfied Claims against the Members under Section 3.1 or Article VIII hereof (if any) with respect to which Buyer has previously given the Members written notice in accordance with this Agreement.  To the extent the value of Escrowed Shares at March 31, 2005 as determined pursuant to this Section 2.3(b) is less than the sum of (i) Four Hundred Forty Thousand Dollars ($440,000.00) plus (ii) the amount of Buyer’s estimated aggregate dollar amount of unsatisfied Claims against the Members under Section 3.1 or Article VIII hereof (if any) with respect to which Buyer has previously given the Members written notice in accordance with this Agreement, Buyer shall retain in escrow Escrowed Cash in the amount of such shortfall.  If between March 31, 2005 and January 31, 2006, the amount of such estimated Claims is reduced or satisfied, Buyer shall promptly release from escrow and its security interest first from Escrowed Cash (and interest thereon) and then from Escrowed Shares (based on the preceding March 31, 2005 valuation) an amount equal to the amount such Claims were reduced or satisfied.

(c)                                  Subsequent Release From Escrow.  On January 31, 2006, Buyer shall release all of the remaining Escrowed Shares and Escrowed Cash (and interest thereon), unless Buyer has previously given the Members a written notice of any Claims in accordance with this Agreement in accordance with Articles III or VIII hereof, in which case the Escrowed Shares and Escrowed Cash (and interest) to be released from escrow and Buyer’s security interest shall be reduced by the Buyer’s estimated aggregate dollar amount of such Claims, pending their resolution in accordance with Articles III or VIII hereof.  In the event that the total Escrowed Shares and Escrowed Cash (and interest) ever exceeds the estimated aggregated dollar amount of such Claims, Buyer shall release first from Escrowed Cash (plus interest thereon) and then from Escrowed Shares (valued pursuant to Section 2.3(b)) the amount of such excess.

(d)                                 Claim Satisfaction.      Following January 31, 2006, if Buyer retains Escrowed Shares or Escrowed Cash pursuant to Section 2.3(c), upon the resolution of all Claims under Articles III and VIII hereof, and payment by Members of all such amounts due with respect thereto, Buyer shall release from escrow and its security interest all remaining Escrowed Shares and Escrowed Cash.  In the event that following a final determination of such Claims, the Members do not fully satisfy all amounts due thereunder within thirty (30) days following such determination, Buyer may exercise all rights and remedies as a secured party under this Agreement and the Uniform Commercial Code with respect to the remaining Escrowed Shares and Escrowed Cash.  Buyer shall not dispose of the Escrowed Shares or Escrowed Cash except as otherwise provided in this Section.

(e)                                  Escrowed Shares and Escrowed Cash Rights.  During the period the Escrowed Shares remain subject to Buyer’s security interest, Buyer, as secured party, shall have all of the voting rights related to the Escrowed Shares.  Any dividends or other income payable on the Escrowed Shares and Escrowed Cash during such period shall accumulate in escrow and shall be subject to Buyer’s security interest for ultimate distribution with the underlying Escrowed Shares and Escrowed Cash, as the case may be.

(f)                                    Cooperation.  At the Closing, the Members shall deliver to Buyer stock certificates (or other customary documentation if the Escrowed Shares are not certificated) evidencing the Escrowed Shares, along with stock assignments executed in blank, to effect the Members’ grant of a security interest hereunder.  In connection with any partial or complete release of Escrowed Shares, the Buyer shall provide to the Members stock certificates evidencing such released Escrowed Shares and the parties shall execute such documents and take such further actions as necessary or appropriate to effectuate the provisions of this Section.

2.4                                 Tax Provisions.

(a)                                  Allocation.  The parties agree that the Sale Consideration and all other amounts treated as purchase price for the Membership Interests for federal income Tax purposes (the “Tax Purchase Price”) shall be allocated for all purposes (including financial accounting and Tax purposes) consistent with an allocation agreed in accordance with this Section 2.4(a), if any.  The parties agree that $100,000.00 of the Sale Consideration shall be allocated to the covenants of the Members in the Noncompetition Agreements.  The parties shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with any such allocation so agreed.  None of the parties shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation that is so agreed unless required to do so by applicable law.

(i)                                     Within 60 days after the Closing Date, Buyer shall deliver to the Members Buyer’s proposed allocation of the Tax Purchase Price.  If the Members do not give written notice to Buyer within 30 days after receipt of such notice from Buyer that the Members disagree with any part or all of such proposal, then such allocation as so proposed by Buyer shall be deemed agreed by the Parties for purposes of this Section 2.4(a).  If the Members do so give notice of any such objection, then from that time until the expiration of 120 days after the Closing, the Buyer and Members shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the Tax Purchase Price, and if the Buyer and Members do reach such agreement within such period, then the matters and allocation so agreed upon shall be deemed agreed by the Parties for purposes of this Section 2.4(a).  In the event that the Members do so give notice of any such objection and the Buyer and Members are unable so to reach agreement on all such matters, then the matters and allocation that have been agreed shall be deemed agreed by the parties for purposes of this Section 2.4(a) and, to the extent not so agreed by Buyer and Members, Buyer and each Member shall file its Tax Returns based on its or his own good faith determinations.  In the event that Buyer and Members have not agreed upon all matters and allocations of Tax Purchase Price pursuant to this Section 2.4 by the expiration of 120 days after the Closing, then, at any time before the expiration of 150 days after the Closing, either Buyer or the Members shall have the right to revoke any agreement or all agreements previously reached pursuant to this Section 2.4, in which case no such agreement so revoked shall be deemed to have been made for purposes of the application of this Section 2.4(a).  Buyer and Members may enter into or so revoke any agreement pursuant to this Section 2.4(a) in their good faith discretion.

(ii)                                  The parties acknowledge that, pursuant to IRS Revenue Ruling 99-6, the sale of Membership Interests pursuant to this Agreement shall be treated (i) with respect to the Members, as a sale of the Membership Interests, and (ii) with respect to the Buyer, as a purchase of assets that constitute a single trade or business for purposes of Section 1060 of the Code and the application of the provisions of this Section 2.4(a).  Buyer shall have no concern, responsibility or liability for allocation of Tax Purchase Price between or among any one or more of the Members or their designees or assignees and shall not be obligated by this Section 2.4(a) to make or agree to any allocation of Tax Purchase Price between or among the Members, their designees or assignees, and/or any other person.

(b)                                 Taxation of Escrowed Shares and Escrowed Cash.  For tax purposes, the Members intend to report the Escrowed Shares and Escrowed Cash (and interest thereon) on the installment method of taxation under IRC §453 as an installment obligation of Buyer.  The parties shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistently under the installment method and Treasury Regulations Section 1.338-7 based upon the fair market value of the Escrowed Shares at the time or times of release thereof from escrow, unless such inconsistency is mandated by applicable law.  Further, the parties shall report any income from the Escrowed Shares during the applicable escrow period in a manner consistent with Proposed Treasury Regulation Section 1.468B-8 which states that Buyer shall be treated for tax purposes as owning the Escrowed Shares for the period prior to the date on which the last of the events subject to a bona fide contingency either has or has not occurred.

(c)                                  Transfer Taxes.  Each Member shall be responsible for, and shall pay when due, any stock transfer Taxes and any income, documentary, sales, use, stamp, registration or other Taxes incurred by such Member in connection with the exchange by such holder of shares of Membership Interests for the Sale Consideration as provided hereunder and any deficiency, interest or penalty asserted with respect thereto.  Such Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, income, documentary, sales, use, stamp, registration and other Taxes, and, if required by applicable law, Buyer will, and will cause its representatives to, join in the execution of any such Tax Returns and other documentation.

2.5                                 Excluded Assets.  Notwithstanding any provision to the contrary, the Company shall distribute (a) the Net Cash to the Members, (b) the other assets of the Company listed on Schedule 2.5 hereof to a newly formed limited liability company (the “New LLC”) and (c) all membership interests in the New LLC solely to the Members, in each case on the day immediately prior to the Closing Date.  (Such Net Cash and the other assets of the Company listed on Schedule 2.5 hereof are defined for all purposes of this Agreement as the “Excluded Assets”).  The Members and the New LLC shall be entitled to retain the Excluded Assets from and after the Closing.

ARTICLE 3

POST-CLOSING MATTERS

3.1                                 Post-Closing Adjustment.

(a)                                  On the Closing Date, Members shall prepare and deliver to Buyer a written statement showing in reasonable detail Member’s estimate (the “Closing Estimate”) of the Company’s Net Receivables on the day immediately prior to the Closing Date (and without giving effect to any of the Transactions).  Within Thirty (30) days after the Closing Date, Buyer shall prepare and deliver to the Members a statement showing in reasonable detail Buyer’s calculation of the Company’s Net Receivables on the day immediately prior to the Closing Date (and without giving effect to any of the Transactions) (the “Closing Statement”). The Members and a firm of independent public accountants designated by the Members (the “Members’ Accountant”) will be entitled to reasonable access during normal business hours to all relevant records and working papers of the Company to assist in their review of the Closing Statement.  The Members will be solely responsible for all costs of the Members’ Accountants.  The Closing Statement shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in Sections 3.1(b) and 3.1(c) hereof with respect to the Company, except to the extent, if any, that the Members shall have delivered, within thirty (30) days after the date such Closing Statement is delivered to the Members, a written notice to Buyer stating each and every item to which the Members take exception, specifying in reasonable detail the nature and extent of any such exception.  If a change proposed by the Members is disputed by Buyer, then Buyer and the Members shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) days following the date on which the Members gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and the Members shall together choose an independent firm of public accountants of nationally recognized standing (the “Accounting Firm”) to resolve any remaining disputes.  The Accounting Firm shall act as an arbitrator to determine, based on the presentations and submitted documents by the Members and Buyer and such additional review as the Accounting Firm believes is appropriate in order to render an informed decision, only those issues still in dispute.  In connection with the arbitration by the Accounting Firm, the parties shall agree to reasonable procedures intended to permit each party to have a reasonable opportunity to present both oral and written presentations and documents to the Accounting Firm and avoid bias or undue influence.  The decision of the Accounting Firm shall be final and binding, absent manifest error or bad faith, and shall be in accordance with the provisions of this Section 3.1(a).  All of the fees and expenses of the Accounting Firm, if any, shall be paid equally by Buyer, on the one hand, and the Members, on the other hand; provided, however, that, if the Accounting Firm determines that either party’s position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Accounting Firm in connection with any such determination.

(b)                                 Following delivery of the Closing Statement and resolution of any disputes pursuant to Section 3.1(a), the Sale Consideration shall be increased or decreased by the amount that the Net Receivables as determined pursuant to Section 3.1(a) exceeds or is less than, respectively, the Member Closing Estimate of Net Receivables as provided to Buyer in Section 3.1(a).  To the extent the Sale Consideration is increased, the increased amount shall be deemed a “Sale Consideration Surplus.”  To the extent the Sale Consideration is decreased, the amount of the decrease shall be deemed a “Sale Consideration Deficit.”

(c)                                  In the event that there is a Sale Consideration Deficit with respect to the Company, the Members shall pay to Buyer, an aggregate amount equal to the Sale Consideration Deficit, but only to the extent that such revised Net Receivables as determined pursuant to Section 3.1(b) is less than the total amount of Net Receivables previously paid by Buyer under Section 2.2(a)(iv) and Section 3.1.  Any payments required to be made by the Members pursuant to this Section 3.1(c) shall be made in accordance with the percentages listed opposite each Member’s name on Schedule 3.1(c) within ten (10) days of the Delivery Date (as defined below) by wire transfer of immediately available funds to an account designated by Buyer.  Notwithstanding the foregoing, each Member shall be liable for the aggregate amount owed by all the Members under this Section 3.1(c) on a joint and several basis.

(d)                                 In the event that there is a Sale Consideration Surplus (as defined below) with respect to the Company, Buyer shall pay to the Members an amount equal to the Sale Consideration Surplus, but only to the extent that such ninety percent (90%) of such revised Net Receivables is greater than the amount previously paid by Buyer under Section 2.2(a)(iv) and Section 3.1(f).  Any payments required to be made by Buyer pursuant to this Section 3.1(d) shall be made in accordance with the percentages listed opposite each Member’s name on Schedule 3.1(c) within ten (10) days of the Delivery

Date (as defined below) by wire transfer of immediately available funds to an account designated by the Members.

(e)                                  The term “Delivery Date” shall mean, with respect to the Company, the date on which the Closing Statement is delivered pursuant to Section 3.1(a); provided, however, that if any change to the Closing Statement is agreed to by Buyer and the Members in accordance with Section 3.1(a), then the date on which Buyer and the Members agree in writing to such change shall be the Delivery Date; and provided, further, that if any dispute with respect to the Closing Statement is required to be resolved in accordance with Section 3.1(a), then the date on which the Accounting Firm delivers its decision with respect to such dispute shall be the Delivery Date.

(f)                                    Within thirty (30) days following the end of each calendar month, commencing with the month of February 2005 and continuing through the month of July 2005, Buyer shall pay to the Members, in accordance with the percentages listed opposite such Member’s name on Schedule 3.1(c), the amount by which the cumulative Net Receivables received by Buyer exceeds the net amount previously paid to Member under Sections 2.2(a)(iv) and this Section 3.1.  Buyer shall furnish to the Members with such payment a reasonably detailed written report and supplemental information comparable to the information to be provided in an Earnout Report under Section 2.2(b) with respect to such collected Net Receivables and Members shall have a right of inspection comparable to the right of inspection under Section 2.2(b).

3.2                                 Net Revenue Guaranty and Reassignment.  In consideration of Buyer’s payment as part of the Sale Consideration and Net Receivables, in the event that Buyer is unable to collect the entire amount of Net Receivables included in the determination of the portion of the Sale Consideration by July 31, 2005, the Members agree, jointly and severally, to repay to Buyer upon ten (10) days written demand the amount by which the amount of Net Receivables included in the Sale Consideration and actually paid by the Buyer to the Members under Section 2.2(a)(iv) and Section 3.1 exceeds the total Net Receivables in existence on the day immediately prior to the Closing Date which are collected by Buyer.  The Members’ obligation under this Section 3.2 is subject to and conditioned upon Buyer’s exercise of commercially reasonable efforts to collect such Net Receivables included in the Sales Consideration during such period and the absence of any compromise or adjustment of any accounts receivable relating to such Net Receivables without the Members’ written consent.  In the event that the Members repay any Net Receivables to Buyer under this Section 3.2 or in the event that Buyer has not received and paid to the Members the full amount of Net Receivables in existence on the day immediately prior to the Closing Date , Buyer shall immediately assign to the Members or their designees all account receivables reflecting such Net Receivables, shall hold in trust and immediately remit to the Members all payments received by the Buyer with respect to such Net Receivables and the parties will reasonably cooperate to take such actions as are necessary or appropriate to reflect such reassignment and ownership of such Net Receivables by the Members.

ARTICLE 4

CLOSING

4.1                                 Closing  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Sheppard Mullin Richter & Hampton, LLP, 333 S. Hope Street, Los Angeles, California 90071, or at such other time or on such other date at such other place as the parties hereto may mutually agree.  Notwithstanding the actual time of Closing, the Closing shall be deemed to have occurred on 12:01 am on the day of the Closing (the “Closing Date”).

4.2                                 Deliveries at Closing.

(a)                                  Deliveries made by Buyer to the Members.  At the Closing, Buyer shall deliver to the Members the following:

(i)                                     Sale Consideration. the Sale Consideration (other than the Earnout Consideration and, except as provided in Section 2.2(a)(iv), Net Receivables) subject to (i) adjustment as described in Article III hereof and (ii) delivery of an instruction letter to Buyer’s transfer agent directing issuance of the Escrowed Shares to the Members subject to Buyer’s retention in escrow of the Escrowed Shares and Escrowed Cash pursuant to Section 2.3.

(ii)                                  Buyer Certificates.  The following certificates:

(A)                              A certificate (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, and (iii) otherwise facilitating the consummation of any of the Transactions.

(B)                                A certificate executed by the Secretary of Buyer certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of Buyer certified as of a recent date by the appropriate Secretary of State, (II) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions and (III) incumbency matters; and

(C)                                A certificate of the appropriate Secretary of State certifying the good standing of Buyer in its State of incorporation.

(iii)                               Non-competition Agreements.  Executed non-competition agreements with each Member in the form of Exhibit A attached hereto (the “Non-Competition Agreements”).

(iv)                              Studio Agreement.  An executed Bonus Agreement with all of the Members in the form of Exhibit B attached hereto (the “Studio Agreement”).

(v)                                 Indemnity Agreement.  An executed Indemnity Agreement with all of the Members in the form of Exhibit C attached hereto (the “Indemnity Agreement”).

(vi)                              Employment Documents.  Buyer shall have agreed to employ the Members from and after the Closing on terms acceptable to the Members and shall have executed and delivered such employment documents as reasonably requested by Members.

(b)                                 Deliveries made by the Members to Buyer.  At the Closing, the Members shall deliver to Buyer the following:

(i)                                     Membership Interest Assignments.  At the Closing, the Members shall deliver to Buyer assignment agreements and other documents as necessary or appropriate to assign and transfer to Buyer all of the issued and outstanding Membership Interests owned by the Members, directly or indirectly.

(ii)                                  Certificates of the Company and the Members.  The Members and the Company will furnish Buyer with such certificates of the officers of the Company and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Buyer, which shall include, but not be limited to:

(A)                              a certificate (i) evidencing the accuracy of any representation or warranty of the Company and the Members, (ii) evidencing the performance by the Company and the Members, or the compliance by the Company and the Members with, any covenant or obligation required to be performed or complied with by the Company and the Members, and (iii) otherwise facilitating the consummation of any of the Transactions.

(B)                                A certificate executed by the Members certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of the Company certified as of a recent date by the Secretary of State of California, (II) a true and complete copy of the resolutions of the Members of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and (III) incumbency matters; and

(C)                                A certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of formation and all states in which it is qualified to do business;

(iii)                               Non-Competition Agreements.  The Non-Competition Agreements executed by each Member.

(iv)                              Studio Agreement.  The Studio Agreement executed by each Member.

(v)                                 Consents.  Each of the Consents identified in Schedule 5.2.

(vi)                              Development Indebtedness.  The Company shall have delivered to Buyer evidence satisfactory to Buyer that the Company has prior to Closing repaid in full or otherwise satisfied in all respects all Development Indebtedness and obtained full releases with respect thereto.

(vii)                           Indemnity Agreement.  The Indemnity Agreement executed by each Member.

(viii)                        Other Agreements.  The Members shall have agreed to employment with Buyer from and after the Closing on terms acceptable to Buyer and shall have executed and delivered such employment, tax (e.g. IRS Form W-9), underwriter Lock Up Agreement and other documents and agreements as reasonably requested by Buyer.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE MEMBERS

The Company and the Members hereby, jointly and severally, represent and warrant to Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, except as described in the Disclosure Schedules.  The Disclosure Schedules are arranged in sections and paragraphs corresponding to the numbered sections and paragraphs contained in this Article V and the disclosure in any section or paragraph shall qualify other sections or paragraphs in this Article V only to the extent that it is reasonably apparent from a reading of such disclosure and the sections and paragraphs in this Article V that such disclosure also qualifies or relates to such other sections or paragraphs in this Article V.

5.1                                 Organization and Good Standing.  The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, operate or lease its assets and conduct its Business.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities makes such qualification necessary, except for the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Schedule 5.1 contains a complete and accurate list of jurisdictions in which the Company is authorized to do business.  New LLC is newly formed and prior to the Closing Date has not owned, leased, used or held in any way, directly or indirectly, any assets of any kind whatsoever, including without limitation any property or rights or entitlements with respect thereto. New LLC has not ever conducted, directly or indirectly, any operations or business activities of any kind whatsoever.  As of the Closing Date, the Members collectively own 100% of the equity interests of New LLC in the same proportion to their equity interests in the Company.

5.2                                 Authority; No Conflict.

(a)                                  This Agreement and the other Transaction Documents to which the Members or the Company are a party (the “Members’ Closing Documents”) have been duly executed and delivered by the Members and the Company, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Members and/or the Company, as the case may be, enforceable against the Members and/or the Company in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The Members and the Company have all requisite power, authority and capacity to execute and deliver this Agreement and the Members’ Closing Documents and to perform their respective obligations under this Agreement and the Members’ Closing Documents.

(b)                                 Assuming all consents, approvals, authorizations and other actions described in Schedule 5.2 have been obtained or made, as applicable, the execution, delivery and performance of this Agreement and the Members’ Closing Documents by the Members, the Members and the Company shall not, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Company or (B) any resolution or other action adopted or taken by the Members;

(ii)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Members or any of the assets owned or used by the Company, may be subject;

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)                              cause the Company to become subject to, or to become liable for the payment of, any Tax;

(v)                                 cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)                              contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract or any Contract to which the Company is a party or by which the Company may be bound;

(vii)                           result in the imposition or creation of any Encumbrance (other than Permitted Liens) upon or with respect to any of the assets owned or used by the Company, or

(viii)                        result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Liens) on any of the shares of Membership Interests or any of the assets of the Company pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument to which the Members or the Company are a party or by which any of the shares of Membership Interests are bound or affected, except for purposes of subclauses (ii)-(vii) above, for contraventions, conflicts, violations, revocations, withdrawals, suspensions, modifications, Breaches, defaults, rights of termination, amendment, acceleration or cancellation, or creations of Encumbrances, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Except as set forth in Schedule 5.2, execution and delivery of this Agreement by the Members and the Company and the consummation of the Transactions does not, or shall not require any Consent, approval, authorization or other action by, or filing with or notification to, any Governmental Body or any other Person.

5.3                                 Capitalization.

(a)                                  Ownership.  The authorized capital of the Company immediately prior to the Closing consist solely of limited liability company membership interests (the “Membership Interests”).  As of the date hereof, no Membership Interests are reserved for issuance upon exercise of options granted to Employees.  Each of the Members are, and will be on the Closing Date, the record and beneficial owner of the Membership Interests set forth next to the name of such Member in Schedule 5.3, free and clear of all Liens and Encumbrances, other than Permitted Liens.  The Membership Interest set forth on Schedule 5.3 represent 100% of the limited liability company membership interests of the Company.  The Membership Interests are not represented by certificates.  All of the outstanding Membership Interests and other equity interests of the Company are and will be, as of the Closing Date, duly authorized, validly issued, fully paid and not subject to additional capital contribution requirements.  There are no Contracts relating to the issuance, sale or transfer of any shares of Membership Interest or other securities of the

Company other than the Company’s Organizational Documents.  Except as set forth in Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any Membership Interest or other securities of the Company or any securities convertible into or exchangeable for shares of Membership Interest or other securities issued by the Company, or any other commitments of any kind for the issuance of additional shares of Membership Interest or other securities issued by the Company.  None of the outstanding Membership Interests or equity interests or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

(b)                                 Subsidiaries.  The Company has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not), or any Contract to acquire any such interest, in any corporation, association, partnership, joint venture or other entity.

5.4                                 Financial Statements.

(a)                                  The Company has delivered to Buyer a compiled income statement for the eleven month period ended November 30, 2004 and balance sheet as of such date (the “Nov. 30 Balance Sheet”) for the Company, and related compilation disclosures (collectively, the “Financial Statements”).  The Financial Statements have been prepared on the cash basis of accounting without footnote disclosures and have not been prepared in accordance with GAAP.  Subject to the foregoing and the related compilation disclosures, such Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets and liabilities of the Company as of the respective dates of, and for the periods referred to in, the Financial Statements.  Except as set forth in Schedule 5.4, no financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.

(b)                                 Since the date of the Nov. 30 Balance Sheet, there has not been, individually or in the aggregate, any Material Adverse Change in the Business, operations, properties, assets or condition (financial otherwise) of the Company; and to the Knowledge of the Company, no event has occurred or circumstance exists that may reasonably be expected to result in such a Material Adverse Change.

5.5                                 Books and Records     The books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct and, in all material respects, have been maintained in accordance with sound business practices, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Company.  At the Closing, all of those books and records shall be in the possession of the Company.

5.6                                 Title to Properties; Encumbrances  The Company owns its property and assets, and the Members own the Membership Interests, free and clear of all Liens or Encumbrances other than Liens set forth on Schedule 5.6 (“Permitted Liens”).  The Company does not own or lease any real property.  The Company owns all tangible properties and assets that it purports to own.  The assets of the Company set forth in the Nov. 30 Balance Sheet and the properties owned or leased by the Company as of the date hereof and disclosed to Buyer are all the assets and properties required to conduct the Business of the Company as currently conducted, with the exception of the Excluded Assets and such other assets and properties described on Schedule 5.6.

5.7                                 Condition and Sufficiency of Assets  The equipment of the Company is in operating condition and repair, reasonably wear and tear excepted, as is reasonably required to operate the Business of the Company as currently conducted.  The equipment of the Company is adequate for the uses to which they are being (or proposed to be) put, and the equipment of the Company is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The equipment of the Company, along with the Excluded Assets, are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

5.8                                 Accounts Receivable  All accounts receivable of the Company that are reflected on the Nov. 30 Balance Sheet or on the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) arose or will have arisen from bona fide sales or licenses actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing, as of the Closing Date the Accounts Receivable will be collectible net of any respective reserves shown on the Nov. 30 Balance Sheet or on the accounting records of the Company as of the Closing. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

5.9                                 No Undisclosed Liabilities  Except as set forth in the Nov. 30 Balance Sheet, or Schedule 5.9, the Company has no accrued monetary Liabilities except for current Liabilities incurred in the Ordinary Course of Business since the date of the Nov. 30 Balance Sheet, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

5.10                           Taxes.

(a)                                  Filing of Tax Returns.  The Company has duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed by the Company.  All such Tax Returns filed are complete and accurate in all material respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  Neither the Company nor any of the Members have ever received a written claim by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is (or that the Members by reason of owning Membership Interests are) or may be subject to taxation by that jurisdiction.

(b)                                 Payment of Taxes.  Except as set forth in Schedule 5.10, the unpaid Taxes of the Company (i) did not, as of the date of the Nov 30 Balance Sheet exceed the reserve for Tax liability set forth on the face of the Nov. 30 Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)                                  Audits, Investigations, Disputes or Claims.           No deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company.  There are no pending or, to the Knowledge of the Company, Threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to the Company, and there are no matters under discussion with any governmental authorities, or known to the Company or any Member, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company.  There have been no audits of federal, state or local Tax Returns of the Company by the relevant taxing authorities, and, except as set forth in such Schedule, neither the Company, any predecessor or any Member has been notified that any taxing authority intends to audit a Tax Return of the Company.  The Company has made available to Buyer complete and accurate copies of federal, state and local Tax Returns of the Company for the year ended December 31, 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company’s inception.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)                                 Lien.  There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any shares of the Membership Interests.

(e)                                  Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its assets or Business, and after the Closing Date, the Company, its assets, and its Business shall not be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)                                    Parachute Payments.  The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of IRC § 280G.

(g)                                 Tax Status of the Company and Members.  At all times during its existence the Company has been, and up to the day immediately prior to the Closing Date the Company will be, a partnership for federal income Tax purposes and for purposes of any state or local income Tax that the Company is (or that the Members by reason of owning Membership Interests are) subject to as a result of the operations of the Company up to the day immediately prior to the Closing Date .  Each Member is a United States person for federal income Tax purposes and a resident of California for California personal income tax purposes.

5.11                           Employee Benefits.

(a)                                  Other than as such is described in Schedule 5.11, the Company has at no time offered or maintained any Benefit Plans.

(b)                                 Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by all applicable Legal Requirements and is in good standing in respect of such applicable Legal Requirements and each Benefit Plan that is required to be registered under applicable Laws is duly registered with the relevant Governmental Body.

(c)                                  No promises or commitments have been made by the Company to amend any Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan.

(d)                                 The liabilities of the Company under any Benefit Plan are properly accrued and reflected in the Financial Statements.

5.12                           Compliance with Legal Requirements; Governmental Licenses and Permits.

(a)                                  Except as set forth in Schedule 5.12(a):  (i) the Company and each of the Members are not, and have not been at any time since the inception of the Company, in violation of any Legal Requirement applicable to the Company, the Members, the conduct of their Business or the ownership of their assets or property, or by which any of them are bound, except for violations which did not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; and (ii) to the Knowledge of the Company, no event has occurred or circumstance exists or has been alleged that (with or without notice or lapse of time) may constitute or result in a violation by the Company or any Member of, or a failure on the part of the Company or any Member to comply with, any such Legal Requirement or give rise to any obligation on the part of the Company or any Member to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for violations, failures or obligations which, individually or in the aggregate, would not be expected to have a Material Adverse Effect on the Company.

(b)                                 Except as set forth in Schedule 5.12(b), the Company holds and is in substantial compliance with, and Schedule 5.12(b) sets forth, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the “Licenses”) necessary for the lawful conduct and operation of the Business as currently conducted and operated.  The Licenses are valid and in full force and effect and, other than as a result of facts or circumstances relating to Buyer, shall remain so immediately following consummation of the Transactions.  To the Knowledge of the Company, no Person has alleged any violation or failure to comply by the Company with any License listed or required to be listed on Schedule 5.12(b), no suspension, cancellation or termination of any such License is Threatened, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such License or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such License.

5.13                           Absence of Proceeding; Orders.

(a)                                  Except as set forth in Schedule 5.13, there is no pending Proceeding:

(i)                                     that has been commenced by or against the Company or any Member, or to the Knowledge of the Company, that otherwise relates to or may affect the Business of, or any of the assets or property owned or used by, the Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

No such Proceeding has been Threatened and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The Members have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.13.  The Proceedings listed in Schedule 5.13 are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on its ability to operate or conduct its business or own or use its assets after the Closing.

(b)                                 Except as set forth in Schedule 5.13:

(i)                                     there is no Order to which the Company or any of the assets owned or used by the Company, is subject;

(ii)                                  the Members are not subject to any Order that relates to the Business of, or any of the assets owned or used by, the Company; and

(iii)                               to the Knowledge of the Company, no manager, agent or Employee of the Company is subject to any Order that prohibits such manager, agent or Employee from engaging in or contributing any conduct, activity or practice relating to the Business of the Company.

5.14                           Absence of Certain Changes and Events.

Except as set forth in Schedule 5.14, since the date of the Nov. 30 Balance Sheet, the Company has conducted its Business only in the Ordinary Course of Business and there has not been any:

(a)                                  (i) change in authorized or issued Membership Interest or equity of the Company; (ii) grant of any option or right to purchase shares of Membership Interest or equity of the Company; (iii) issuance of any security convertible into such Membership Interest or equity; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by the Company of any shares of any such Membership Interest or equity; or (vi) declaration or payment of any dividend or other distribution or payment in respect of such shares of Membership Interest or equity except as contemplated by this Agreement;

(b)                                 amendment to the Organizational Documents of the Company;

(c)                                  payment or increase by the Company of any bonuses, salaries or other compensation (including management or other similar fees) to any shareholder, director, officer or entry into any employment, severance or similar Contract with any manager or Employee;

(d)                                 adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the Employees of the Company or any increase in the payment to or benefits under any Benefit Plan for or with any employees of the Company;

(e)                                  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that would have a Material Adverse Effect on the Company;

(f)                                    entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Company of at least $25,000;

(g)                                 sale or licenses (other than sales or licenses of the Company’s products for consumer use in the Ordinary Course of Business), lease or other disposition of any asset or property of the Company;

(h)                                 mortgage, pledge or imposition of any Lien or other Encumbrance on any asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets (excluding sales or licenses of the Company’s products for consumer use in the Ordinary Course of Business);

(i)                                     abnormal delay or abnormal failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses;

(j)                                     accrual of any expenses except for such accruals in the Ordinary Course of Business;

(k)                                  capital expenditures in excess of $25,000;

(l)                                     cancellation or known waivers of any claims or rights with a value to the Company in excess of $25,000;

(m)                               incurrence of or increase in, any Liability, except in the Ordinary Course of Business, or any deferred payment of or failure to pay when due, any Liability which may have a Material Adverse Effect;

(n)                                 loan to, or any agreement with, any Employee other than an employment agreement;

(o)                                 failure to preserve intact the current business organization of the Company, keep available the services of its current officers, Employees and agents and, to the Knowledge of the Company, failure to maintain the relations and good will with its suppliers, customers, creditors, Employees, agents and others having business relationships with them;

(p)                                 change in the accounting methods used by the Company;

(q)                                 election made, extension granted or waiver of a statute of limitations with respect to Taxes or settlement or compromise any federal, state, local or foreign claim or Liability for Taxes; or

(r)                                    agreement, whether oral or written, by the Company with respect to or to do any of the foregoing.

5.15                           Contracts; No Defaults.

(a)                                  Schedule 5.15 contains a complete and accurate list, and the Company has made available to Buyer true and complete copies, of:

(i)                                     each Applicable Contract that involves or will involve performance of services or delivery of goods by the Company of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $25,000;

(ii)                                  each Applicable Contract that involves performance of services or delivery of goods or materials to the Company during any twelve (12) month period of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $25,000;

(iii)                               each Applicable Contract that was not entered into in the Ordinary Course of Business;

(iv)                              each lease, rental or occupancy agreement, license, installment and conditional sale agreement of the Company and each other Applicable Contract, in each case affecting the ownership, title to, use of, occupancy, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v)                                 each licensing agreement of the Company and each other Applicable Contract, in each case with Intellectual Property, including agreements with current or former Employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)                              each collective bargaining agreement of the Company and each other Applicable Contract, in each case to or with any labor union or other Employee representative of a group of Employees and each other written employment or consulting agreement with any Employees or consultants;

(vii)                           each joint venture or partnership of the Company (however named) and each other Applicable Contract, in each case involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(viii)                        each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Affiliates or limit the freedom of the Company or any of its Affiliates to engage in any line of business or to compete with any Person;

(ix)                                each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x)                                   each power of attorney granted by or to the Company that is will be after the Closing, effective and outstanding;

(xi)                                each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii)                             each Applicable Contract for capital expenditures in excess of $25,000;

(xiii)                          each Applicable Contract in effect presently or during the last twelve (12) months between the Company and its former or current Members, directors, officers and Employees;

(xiv)                         each written warranty, guaranty, and or other similar undertaking with respect to contractual performance in excess of $25,000 extended by the Company, other than in the Ordinary Course of Business;

(xv)                            each severance agreement or similar arrangement that provides any obligations (absolute or contingent) for the Company or any other Person to make any payment to any officer, director, or Employee or shareholder of the Company after termination; and

(xvi)                         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)                                 Except as set forth in Schedule 5.15, no Member (or any relation thereof) has or may acquire any rights under, and no Member has or may become subject to, any obligation or liability under any Contract that relates to the business of, or any of the assets owned or used by, the Company;

(c)                                  Except as set forth in Schedule 5.15, each Contract identified or required to be identified in Schedule 5.15 is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, against all of the parties thereto.

(d)                                 Except as set forth in Schedule 5.15:

(i)                                     the Company is, and at all times since the Company’s inception, has been, in compliance with all material terms and requirements of each Contract identified or required to be identified on Schedule 5.15;

(ii)                                  to the Knowledge of the Company, each other Person that has or had any obligation or Liability under any Applicable Contract identified or required to be identified on Schedule 5.15 is, and at all times since the Company’s inception has been, in compliance with all material terms and requirements of such Applicable Contract;

(iii)                               to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may in any material respect contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract identified or required to be identified on Schedule 5.15; and

(iv)                              the Company has not given to or received from any other Person, at any time since the Company’s inception, any written or, to the Knowledge of the Company, other notice or communication regarding any actual, or alleged material violation or breach of, or default under, any Contract identified or required to be identified in Schedule 5.15.

(e)                                  There are no pending significant renegotiations of, attempts to renegotiate, and there are no outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f)                                    The Contracts relating to the provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act by the Company or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation by the Company of any Legal Requirement.

5.16                           Insurance  Schedule 5.16 contains a true and complete list and brief description of all liability, property and other insurance policies of the Company currently in effect that insure the Business, the Employees or the Company.  Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  Neither the Company nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

5.17                           Environmental Matters.  Except as set forth in Schedule 5.17:  The Company does not need any Licenses under Environmental Laws in connection with the conduct of the Business.  The Company, in connection with the Business, has, at all times, conducted, held and used, and is continuing to conduct, hold and use, its affairs, business and properties (including without limitation the Business) in accordance with all applicable Environmental Laws.

5.18                           Labor and Employee Relations.  The Company is not and has never been throughout the period of operation of the Company (and no predecessor corporation or other entity has been) a party to any collective bargaining or other labor Contract.  There has not been, and there is not presently pending or existing, and, to the Knowledge of the Company, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, lock-out or Employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or (c) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any Employees by the Company, and no such action is contemplated by the Company.  To its Knowledge, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.  Schedule 5.18 sets forth the names of all Persons currently and previously employed by the Company since the date of its inception. To the Knowledge of the Company, no Employee, or manager of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee, manager and any other Person that in any way adversely affects or will affect (i) the performance of such Employee’s duties as an Employee or manager of the Company, or (ii) the ability of the Company to conduct its Business, including any such agreement or arrangement with the Members or the Company by any such Employee or manager.

5.19                           Intellectual Property.

(a)                                  Schedule 5.19(a) sets forth a complete and correct list of all registered and unregistered Marks (as such term is defined within the definition of Intellectual Property Rights) owned by the Company (collectively, “Owned Marks”) or applications therefor . Except as set forth in Schedule 5.19(a):

(i)                                     The Company is the owner of all right, title and interest in and to all Owned Marks, except as provided in Schedule 5.19(a), in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature and the Company has not received any notice or claim (whether written or oral) challenging its ownership of the Owned Marks or suggesting that any other Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto;

(ii)                                  The Company has not received any notice or claim (whether written or oral) challenging the validity or enforceability of the Owned Marks and no Owned Marks have been or are now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is Threatened with respect to any of the Owned Marks;

(iii)                               The Company has not granted to any Person any right, license or permission to use any of the Owned Marks (other than under the Contracts disclosed in Schedule 5.19(a)); and

(iv)                              The Company does not use any Marks other than the Owned Marks or Marks for which it has the necessary rights under the Licensed Technology Agreements.

(b)                                 The Company owns no Patents, registrations or applications therefor.  The Company does not use any Patents other than Patents for which it has the necessary rights under the Licensed Technology Agreements.

(c)                                  The Company owns no registered Copyrights (whether registered in the United States or in any foreign jurisdiction and as the term Copyright is defined within the definition of Intellectual Property Rights) or any pending applications for registration of Copyrights anywhere in the world.  All material Copyrights of the Company, including but not limited to software in which the Company owns copyright, used or held for use in connection with the Business are referred to herein as the “Owned Copyrights”.  Except as set forth on Schedule 5.19(c)):

(i)                                     The Company is the owner of all right, title and interest in and to all Owned Copyrights in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature and the Company has not received any notice or claim (whether written or oral) challenging its ownership of the Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto;

(ii)                                  The Company has not received any notice or claim (whether written or oral) challenging the validity or enforceability of the Owned Copyrights or any threat or other indication of an intention on the part of any Person to bring a claim that any Owned Copyright is invalid or is unenforceable;

(iii)                               The Company has not granted to any other Person any right, license or permission to use any of the Owned Copyright (other than under the Contracts disclosed at Schedule 5.19(c)); and

(iv)                              The Company does not use any Copyrights other than the Owned Copyrights and Copyrights for which it has the necessary rights under the Licensed Technology Agreements.

(d)                                 Trade Secrets.  All Trade Secrets used in the Business as currently conducted are either owned by the Company or are included in the Licensed Intellectual Property.

(e)                                  Schedule 5.19(e) sets forth a complete and accurate list of all license agreements granting to the Company any material right to use or practice any Intellectual Property Rights (collectively, the “Licensed Technology Agreements”), including for each the title and the parties thereto. There are no royalty obligations or other volume or milestone-based payment obligations of the Company except under the Licensed Technology Agreements.  Except as set forth in Schedule 5.19(e):

(i)                                     The Licensed Technology Agreements together expressly confer on the Company valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by the Company and that are used or practiced in the Business as currently conducted (collectively, the “Licensed Intellectual Property”);

(ii)                                  except as may be set forth in the Licensed Technology Agreements, no royalties, fees, honoraria or other payments of any kind are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property Rights;

(iii)                               all Licensed Technology Agreements are in full force and effect, and the Company is not in breach thereof;

(iv)                              there are no outstanding and no threatened disputes or disagreements with respect to any Licensed Technology Agreement;

(v)                                 neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will conflict with or result in a breach of (or adversely impact Buyer’s rights under) any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Licensed Technology Agreement; and

(vi)                              the rights licensed under each Licensed Technology Agreement will be exercisable by Buyer on and immediately after the Closing to the same extent as exercisable by the Company prior to the Closing.

(f)                                    The Contracts disclosed in Schedule 5.19(f) constitute every agreement (whether written or oral) pursuant to which the Company has granted to any Person any right to distribute, develop, prepare derivative works based on, support or maintain or otherwise commercially exploit any content, software or technology of the Company, or any license by the Company to any Person of any rights with respect to any Intellectual Property Rights, including any value-added reseller agreements, exclusive and non-exclusive license agreements, joint development or marketing agreements, and strategic alliance agreements but excluding all licenses and sales of the Company’s products for consumer use (collectively, “Technology Exploitation Agreements”).  Except as set forth in Schedule 5.19(f):

(i)                                     all Technology Exploitation Agreements are in full force and effect and the Company and, to the Company’s Knowledge, any other party thereto are not in breach thereof;

(ii)                                  there are no outstanding and no Threatened disputes or disagreements with respect to any Technology Exploitation Agreement; and

(iii)                               neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will conflict with or result in a breach of (or adversely impact Buyer’s rights under) any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under, any Technology Exploitation Agreement.

(g)                                 The Owned Marks, the Owned Copyrights, the Licensed Intellectual Property and the Trade Secrets constitute all of the Intellectual Property Rights necessary for the conduct of the Business as currently conducted by the Company.  The Company has not developed any wireless entertainment applications for mobile devices other than mobile telephones.

(h)                                 Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms available to the Buyer.  The Company is not aware that any of its employees or consultants is in violation thereof, and the Company has at all times used commercially reasonable efforts to prevent any such violation.

5.20                           Certain Payments.  Neither the Company, nor any of its managers, agents or Employees or any other Person affiliated with or acting for or on behalf of the Company, has at any time directly or indirectly (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset of the Company that has not been recorded in the books and records of the Company or (v) in violation of any Legal Requirement.

5.21                           No Other Agreements to Sell Assets or Equity of the Company.  Neither the Company, nor any of its Members, managers or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets of the Company (other than inventory and products in the Ordinary Course of Business), to sell or effect a sale of the

Membership Interest of the Company, to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of the Company or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

5.22                           Relationships with Related Parties.  Except as set forth in Schedule 5.22, neither the Company, nor any Person related to or affiliated with any Member owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 5.22, no Affiliate of any Member is a party to any Contract with, or has any claim or right against, the Company.

5.23                           Bank Accounts, Powers of Attorney.  Schedule 5.23 sets forth an accurate and complete list showing the name and address of each bank in which the Company has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

5.24                           Inventory.  The Company has no inventory.

5.25                           Brokers and Finders.  The Company, the Members and their respective agents have incurred no obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.  The Members agree to indemnify Buyer against and to hold Buyer harmless from, any claims for brokerage or similar commission or other compensation which may be made against Buyer by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of either of the Members or any of their Affiliates.

5.26                           Disclosure.  No representation or warranty of the Members or the Company in this Agreement and no statement by them in the Disclosure Schedule is a misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.27                           Development Indebtedness.  Except as set forth in Schedule 5.27, as of the Closing, the Company has paid in full and otherwise satisfied in all respects all Development Indebtedness.

5.28                           Acquisition of Buyer Stock.

(a)                                  Each of the Members understands that (i) the Consideration Shares have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the Consideration Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws or foreign securities laws, unless exemptions from such registration and qualification requirements are available, and (iii) the Members have no right to require such registration or qualification.

(b)                                 The Consideration Shares to be received by the Members pursuant to this Agreement will be acquired for the Members’ own accounts and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or foreign securities laws, and the Consideration Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws or foreign securities laws.  Each of the Members represents and warrants that he or she has no agreement, or other arrangement, formal or informal, with any Person to sell, transfer or pledge any part of the Consideration Shares or which would guarantee to him any profit, or protect him against any loss, with respect to this investment and each of the Members has no plans to enter into any such agreement or arrangement.

(c)                                  Each of the Members is either (i) an accredited investor as such term is defined in Section 501 of Regulation D of the Securities Act or (ii) has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Consideration Shares under this Agreement and of evaluating the merits and risks of an investment in the Consideration Shares.

(d)                                 Each of the Members has carefully reviewed and understand the risks of, and other considerations relating to, an investment in the Consideration Shares.

(e)                                  Each of the Members is able to bear the economic risk of his investment in the Consideration Shares for an indefinite period of time because (i) there is no assurance that the business of Buyer will be economically successful and (ii) the Consideration Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, will bear legends to such effect, and are subject to certain lock up arrangements with Buyer’s underwriters as provided to the Members prior to Closing (the “Lock Up Agreement”).

(f)                                    Each of the Members has had the opportunity to review the SEC Documents and has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the shares of the Consideration Shares, has had full access to such other information concerning Buyer as each of the Members has requested and has not received and is not relying upon any written offering literature or prospectus except for Buyer’s representations, warranties and covenants set forth in this Agreement.

(g)                                 Buyer is entering into this Agreement in reliance upon the Members’ representations and warranties herein.

(h)                                 Each Member acknowledges and agrees that neither Buyer or any of its Representatives have made any representations, warranties, or guaranties to Members or to Member’s Representatives concerning the condition, operations, affairs or prospects of Buyer, except for the express representations, warranties and covenants of Buyer set forth in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Members as follows:

6.1                                 Organization of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2                                 Authorization; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms.  Upon the execution and delivery by Buyer of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Subject to the terms of this Agreement, Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(b)                                 Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Transactions by Buyer, will give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to Buyer.  Except as set forth in Schedule 6.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

6.3                                 Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

6.4                                 Investment.  Buyer is acquiring the Membership Interests for its own account for investment, without a view to their distribution within the meaning of § 2(11) of the Securities Act.

6.5                                 Brokers or Finders.  Buyer has incurred no obligation or Liability, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Members harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer.

6.6                                 Consideration Shares.  As of the Closing, the Consideration Shares shall be duly authorized, validly issued pursuant to resolution of Buyer’s Board of Directors and outstanding, fully paid and non-assessable, and each of the Members shall be the record and beneficial owner of such Shares, free and clear of all Encumbrances, restrictions and rights of others, except for Buyer’s rights as a secured party under Section 2.3 hereof, restrictions imposed under the Securities Act and state securities laws, and the Lock Up Agreement.  Subject to the Members’ representations set forth in Section 5.30 hereof, the Consideration Shares are being issued in compliance with all Legal Requirements including, without limitation, the Securities Act.

6.7                                 Disclosure.  To the Knowledge of the Buyer, no statement in by Buyer in the SEC Documents is or contains a misstatement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.8                                 No Additional Representations.  Buyer acknowledges and agrees that neither the Company not the Members or any of their Representatives have made any representations, warranties, or guaranties to Buyer or to Buyer’s Representatives concerning the condition, operations, affairs or prospects of the Company, except for the express representations, warranties and covenants of the Company and the Members set forth in this Agreement.

ARTICLE 7

TAX MATTERS

7.1                                 Tax Matters.  The parties acknowledge that the sale and assignment of all of the outstanding Membership Interests of the Company pursuant to the Transactions shall cause a termination of the Company as a partnership for Federal and state income purposes and, pursuant to IRS Revenue Ruling 99 6, shall be treated (i) with respect to the Members, as a sale of the Membership Interests, and (ii) with respect to the Buyer, as a purchase of assets that constitute a single trade or business for purposes of Section 1060 of the Code.  Accordingly, the Members shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the time of Closing and report on such income Tax Returns all income of the Company through the time of Closing (it being understood, however, that such income of the Company through the time of Closing does not include income arising from Accounts Receivable that arise on or after the Closing Date but are not included in Net Receivables).  Buyer agrees to permit the Members and their Representatives access to Buyer’s books and records in order to enable the Members to prepare and file such Tax Returns.  Buyer agrees that, without the prior written consent of the Members, neither Buyer nor its Affiliates (including the Company) shall make any tax elections, amend any Tax Returns, grant any waivers of statute of limitations in respect of Taxes, agree to or compromise any Tax Liabilities or refunds, or take any other action, in respect to Taxes arising from the Company’s operations for periods occurring on or prior to the Closing Date.  Buyer shall be responsible for preparing and filing (i) all income Tax Returns of the Company for periods beginning on or after and ending after the Closing Date and (ii) all Tax Returns (other than income Tax Returns) required to be filed by the Company after the Closing Date.  Responsibility for Taxes (other than income Taxes) for any taxable period that begins before and ends after the Closing Date shall be determined consistent with the provisions of Section 8.6 of this Agreement.

7.2                                 Cooperation on Tax Matters.

(a)                                  Buyer, the Company, and the Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and the Members further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(b)                                 The Members shall promptly notify Buyer, in writing, upon receipt by any Member or any of Affiliate of a Member of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company.  The Buyer shall promptly notify the Members, in writing, upon receipt by the Company after the Closing Date (other than from the Members) of a notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company for any taxable period that ends prior to the Closing Date.

(c)                                  Withholding.  At or prior to the Closing, and at each subsequent time as Buyer reasonably may require in connection with the payment or delivery of any Sale Consideration or Earnout Consideration or the release of any Escrowed Shares or Escrowed Cash, each Member shall deliver to Buyer a properly completed IRS Form W-9 (or suitable substitute form), indicating that such Member is a United States person and establishing an exemption from backup withholding.  At the time of any direction by a Member to Buyer, pursuant to Section 2.2 of this Agreement or otherwise, to pay or deliver to a designee, assignee or other person any Sale Consideration, Earnout Consideration, Escrowed Shares, Escrowed Cash or other amount includible within Tax

Purchase Price, such Member shall cause such designee, assignee or other person to deliver to Buyer a duly completed and executed IRS Form W-8 or W-9 indicating that relieves Buyer of any obligation under any Tax or other applicable law to withhold and remit to any governmental authority any amount that such Member shall so direct Buyer to pay or deliver to such designee, assignee or other person.  In all events, to the extent required by applicable law, Buyer shall be entitled to withhold from any amount payable by Buyer to any Member or any designee or assignee of any Member as directed pursuant to Section 2.2 of this Agreement or otherwise.

ARTICLE 8

INDEMNIFICATION; REMEDIES

8.1                                 Survival of Representations, Etc.  The representations and warranties of the Company, the Members and Buyer contained herein shall survive until December 31, 2005, provided, however, that the representations and warranties contained in Sections 5.10 shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof) and that the representations and warranties contained in Section 5.2, 5.3, 6.2 and 6.6 shall survive the Closing indefinitely.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (other than actual Knowledge acquired before the execution of this Agreement) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

8.2                                 Indemnification.

(a)                                  By the Members.  The Members shall jointly and severally indemnify, save and hold harmless Buyer and its Affiliates and Subsidiaries and each of their respective Representatives (collectively, the “Member Indemnified Parties”), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to: (i) any Breach of any representation or warranty made by the Members or the Company in this Agreement and (ii) any Breach of any covenant or agreement made by the Members or the Company in this Agreement. Notwithstanding the foregoing, the obligations of each Member under Section 9.9 hereof shall be several and not joint obligations.

The term “Damages” as used in this Section 8.2 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims.  Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery.

(b)                                 By Buyer.  Buyer shall indemnify, save and hold harmless the Members and their respective Affiliates and Representatives (the “Buyer Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any Breach of any representation or warranty made by Buyer in this Agreement; or (ii) any Breach of any covenant or agreement made by Buyer in this Agreement.

(c)                                  Limitations on Indemnity.

(i)                                     Except for Claims (as defined below) related to Taxes and except as provided in this Section, the Members shall not be required to indemnify and hold harmless the Buyer with respect to a Claim pursuant to Section 8.2(a) unless and until the cumulative aggregate amount of all Damages which are otherwise recoverable by the Buyer under Section 8.2(a) exceeds Twenty-five Thousand Dollars ($25,000.00) (the “Threshold”).  If the Buyer brings an eligible claim or eligible Claims for an amount in excess of the Threshold, the Members shall be obligated to indemnify the Buyer for the full amount of all Damages under Section 8.2(a) including the amount of the Threshold; provided, however, that the Members as a group shall in no event be liable to the Buyer for any aggregate Damages under Section 8.2(a) in excess of fifty percent (50%) of the Sale Consideration.

(ii)                                  Subject to the provisions hereof relating to a Buyer Tax Contest, the indemnified party will use commercially reasonable efforts to mitigate damages in respect of any Claim for which it is seeking indemnification under this Article VIII; provided, however, that in the case of the Buyer as the indemnified party, the Buyer need take no action in connection with any mitigation efforts that is out of the Ordinary Course of Business or change in any material respect the manner in which it conducts the Business.

(iii)                               With respect to the amount of any Damages subject to indemnification under this Section 8.2 of any Claim therefor such Damages shall be calculated net of any actual recoveries obtained by the Buyer, the Company, or any of the Buyer’s Affiliates, on the one hand, or the Members or any of their respective Affiliates, on the other hand, as applicable, from any other third party; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to require any indemnified party to use efforts to effect recovery of available insurance claims after denial of a submitted claim in connection with any claim for any Losses, or to purchase insurance with respect to matters subject to indemnification hereunder, and decisions regarding the purchase of such insurance shall be at each party’s sole discretion.

(d)                                 Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.  This Section 8.2(d) shall not apply with respect to any Buyer Tax Contest.

(e)                                  Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.2.  Such Claim Notice shall specify in reasonable detail the nature and basis of such Claim and the amount of estimated Damages.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been materially damaged or prejudiced by such failure.  After such notice, the indemnifying party may elect, by written notice to the indemnified party, at the indemnifying party’s own expense, except in the case of a Buyer Tax Contest, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.  If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action.  In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

8.3                                 Limitation on Indemnity/Commitments.

(a)                                  The indemnification obligation of the Members and Buyer with respect to any Breach of any representation or warranty pursuant to Sections 8.2(a) or (b), respectively, shall be limited to Claims for Damages for which Claim Notices have been delivered on or prior to the last date of survival thereof referred to in Section 8.1.  The indemnification obligation of the Members and Buyer with respect to any Breach of any covenant or agreement to be performed pursuant to Sections 8.2(a) or 8.2(b), respectively, shall survive indefinitely subject to the terms of this Agreement.

(b)                                 Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person pursuant to a Claim Notice received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

8.4                                 Escrow Fund; Right to Set-Off.  Subject to the limitations set forth in Article VIII, Buyer may set off any amount which any Member Indemnified Parties may be entitled to under this Article VIII against amounts otherwise payable under this Agreement for any reason by Buyer to a Member or the Members; provided, however, that Buyer shall set off and deduct first from the Escrowed Shares and then from Escrowed Cash (and interest thereon) any amount which any Member Indemnified Parties may be entitled to hereunder and provided, further, that Buyer shall not have the right to set off against compensation payable to any of the Members pursuant to the terms of such Members’ employment with Buyer or against bonuses payable under the Studio Agreement.  Except as provided in this Section, neither the exercise of nor the failure to exercise this right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  For the purposes of Article VIII, Escrowed Shares shall be valued based on the average closing price of a share of Buyer common stock for the three (3) trading days immediately prior to the payment date with respect to such Claim as reported by the NASDAQ National Market.

8.5                                 Exclusive Remedies.  Other than with respect to fraud, the provisions of Article VIII and the Indemnity Agreement shall be the exclusive remedy of each party against the other party and its Affiliates and Representatives for any breach or alleged breach of the representations, warranties or covenants of the other party under this Agreement or the condition, business, operations, or affairs of the Company on or before the Closing, and the parties hereby release and waive all other remedies (whether arising in contract, tort or otherwise) against such Persons relating to the subject matter of this Agreement or the transactions provided hereby.

8.6                                 Tax Indemnification.  Subsequent to the Closing, the Members shall, jointly and severally, indemnify, save and hold the Company and the Buyer (and the Affiliates, successors and assigns of each of them) harmless from and against (i) any and all Taxes of the Company or any Member with respect to (A) any Tax year or portion thereof ending on or before the time of Closing the tax payment obligation with respect to which is allocated to Sellers pursuant to Section 7.1 (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending at the time of Closing), or (B) the Excluded Assets or distribution thereof pursuant to Section 2.5, (ii) the unpaid Taxes of any Person (other than the Company or any Member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any and all Taxes that the Company was required to or did withhold before the time of Closing with respect to any employee, Member or other person, and (iv) any and all Damages incurred in connection with, arising out of, resulting from, or incident to any of the Taxes described in the foregoing clause (i), (ii) or (iii).  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending at the time of Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended at the time of Closing (allocating to the time after Closing any income or receipts arising on or after the Closing Date that are not taken into account in calculating Net Receivables).  The rights of Buyer and other persons indemnified under this Section 8.6 are in addition to and not in limitation of their rights under other provisions of this Agreement, including Section 8.2(a).

8.7                                 Buyer Tax Contests.  Notwithstanding the foregoing provisions of this Article VIII or any other provision of this Agreement except for the remainder of this Section 8.7, but subject to Section 7.1, each Buyer Indemnified Party and each person indemnified under Section 8.6 (a “Buyer Tax Indemnitee”) shall have sole control of any audit or examination of any Tax Return filed by such Buyer Tax Indemnitee or any of its Affiliates and any related administrative appeal or any litigation relating to Taxes for which indemnity is required under Section 8.6 (a “Buyer Tax Contest”), including the right to pursue or forego any Buyer Tax Contest or continuation thereof; provided, however, that the Buyer Tax Indemnitee’s counsel shall consult in good faith with a single counsel appointed for all Members in connection with any Buyer Tax Contest and shall keep such counsel reasonably informed regarding such Buyer Tax Contest.  Any indemnification pursuant to this Section 8.7 shall also include reasonable costs incurred by a Buyer Tax Indemnitee (including reasonable fees and disbursements of attorneys, accountants and expert witnesses) in connection with such Buyer Tax Contest to the extent relating to Tax for which indemnity is required under Section 8.6.  If, (i) within 30 days after receipt of a Claim Notice related to a Buyer Tax Contest the Members’ tax counsel shall request that the applicable Buyer Tax Indemnitee contest the liability for Tax for which indemnity is required under Section 8.6 and that is at issue in such Buyer Tax Contest and (ii) there is a reasonable basis under Applicable Law for pursuing a Buyer Tax Contest with respect to the proposed adjustment for such Tax for which indemnity is required under Section

8.6 and the Buyer Tax Indemnitee will not by reason of such Buyer Tax Contest incur any penalties or additions to Tax other than in the nature of interest (and, in the case of an appeal from an adverse determination by a court, including the United States Tax Court or a corresponding or similar state governmental authority, there is substantial authority for believing that such adverse determination will be reversed or substantially modified upon appeal in a manner favorable to the taxpayer), then the applicable Buyer Tax Indemnitee shall pursue a Buyer Tax Contest with respect to such proposed adjustment in the forum of the applicable Buyer Tax Indemnitee’s choosing, considering, however, in good faith such requests as Members’ tax counsel shall make concerning the most appropriate forum in which to proceed and other matters related to such Buyer Tax Contest.  Notwithstanding anything herein to the contrary, a Buyer Tax Indemnitee shall not be required to pursue any Buyer Tax Contest unless (x) the Members shall have agreed in writing to pay and shall pay the Buyer Tax Indemnitee on demand all reasonable costs and expenses that the Buyer Tax Indemnitee shall incur in connection with contesting such proposed adjustment for such Tax for which indemnity is required under Section 8.6, including, without limitation, reasonable attorneys’, accountants’ and investigatory fees and disbursements, (y) the proposed adjustment for which indemnity is required under Section 8.6 could result in a payment by the Members (not including any interest, penalties and additions to Tax that could be imposed with respect to all such adjustments), of at least $25,000, and (z) if the Buyer Tax Indemnitee shall determine to pay the Tax proposed and sue for a refund, the Members shall advance to the Buyer Tax Indemnitee on an interest free basis and with no additional net after-Tax cost to the Buyer Tax Indemnitee sufficient funds to pay the Tax for which indemnity is required under Section 8.6 and interest, penalties and additions to Tax payable with respect thereto.  Nothing contained in this Section 8.6 shall require (i) a Buyer Tax Indemnitee to contest a proposed adjustment that it would otherwise be required to contest if the Buyer Tax Indemnitee (A) waives the payment by the Members of any amount that might otherwise be payable by Members under this Article VIII by way of indemnity in respect of such proposed adjustment and (B) pays to the Members the any amount of Taxes, interest, penalties and additions to Tax previously paid or advanced by Members pursuant to this Section 8.7 with respect to such proposed adjustment, or (ii) a Buyer Tax Indemnitee to pursue any appeal without substantial authority for such appeal, or (iii) a Buyer Tax Indemnitee to pursue any appeal to the United States Supreme Court or any comparable tribunal outside the United States (with or without substantial authority for such appeal).

ARTICLE 9

MISCELLANEOUS

9.1                                 Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that, without the consent of Buyer, the Members may assign their rights to payments hereunder and the Consideration Shares subject to all Legal Requirements and the provisions of this Agreement, and Buyer may, without consent of the Members, assign all such rights and obligations to a wholly-owned Subsidiary (or a partnership controlled by Buyer) or Subsidiaries of Buyer or to a successor in interest to all of Buyer’s business which shall assume all obligations and Liabilities of Buyer under this Agreement, provided that Buyer shall also remain responsible for all of its obligations under this Agreement.  Subject to the foregoing, this

Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.2                                 Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Members or, prior to the Closing, the Company, addressed to:

3317 Kelton Avenue
Los Angeles CA 90034
Attn: John Cibulski
Telephone:  (310) 470-8423
Facsimile No.: (310) 559-5667

with a copy to:

Snell & Wilmer, LLP
1920 Main Street
Irvine, CA 92614-7230
Telephone: (949) 253-2737
Facsimile No.:  (949) 955-2507
Attn: James J. Scheinkman, Esq.

If to Buyer, addressed to:

JAMDAT Mobile Inc.
3415 S. Sepulveda Blvd., Ste. 500
Los Angeles, CA 90034
Facsimile No.: (310) 397-0353
Attn: Craig S. Gatarz, Esq.

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, CA  93101-2212
Facsimile: (805) 568-1955
Attn: C. Thomas Hopkins, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3                                 Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

9.4                                 Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits, schedules (including the Disclosure Schedule), and the other agreements referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.5                                 Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6                                 Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. In the event the Transaction described hereto is consummated, all expenses of the former Members related to the negotiation of the Transaction described hereto shall be paid solely by those Members.

9.7                                 Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.8                                 Publicity.  Except as required by law, none of Buyer, the Company nor the Members shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party.  Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.  Buyer may, with the consent of the Members, issue or make an appropriate press release or public announcement after the Closing.

9.9                                 Confidential Information; No Disclosure.

(a)                                  Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the Transactions of any Governmental Body) or by other Legal Requirements or (ii) disclosed in a Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the Transactions, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Buyer’s use of documents and information concerning the Business and the Company furnished by the Company hereunder or when a party has to assert rights against another pursuant to this Agreement.  In the event the Transactions are not consummated, upon the request of the other party, each party hereto, will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the Transactions and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

(b)                                 The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section.  It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section.  Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction;

(c)                                  The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate and the Company hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained..

9.10                           Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

9.11                           Service of Process; Consent to Jurisdiction.

(a)                                  Service of Process.  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under California law.

(b)                                 Consent and Exclusive Jurisdiction.  Each party hereto irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought only in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

9.12                           Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

9.13                           Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  Further, Buyer acknowledges and agrees that the law firm of Snell & Wilmer LLP has represented both the Company and the Members with respect to the Transactions and other matters.  From and after the Closing, all attorney-client privileges and similar rights relating to such representation shall be deemed to be owned exclusively by the Members.

9.14                           Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.15                           No Interpretation Against Drafter.  This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

9.16                           Post Closing Operation of the Business.  The parties acknowledge that, subject to the terms provisions hereof and the Studio Agreement, Buyer shall be entitled in its sole discretion to operate its business in the manner it determines without regard to the effect thereof on the Bonus or this Agreement.  The parties further acknowledge that Buyer may, in its sole discretion, sell, transfer or encumber any of the assets or assign or license any of its intellectual property, without the consent of Members.

9.17                           Additional Survival.  In addition to the survival of representations and warranties and other provisions referenced in Section 8.1 of this Agreement, which shall survive pursuant to the terms of such Section, the obligations of the Members and Buyer contained in Articles 2, 3, 7, 8 and 9 of this Agreement shall survive the Closing Date indefinitely.

9.18                           Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the Transactions contemplated by this Agreement.

9.19                           Interpretation.  All references to currency herein are to United States dollars unless otherwise specified herein.  The words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.  References to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may be from time to time e, amended, modified or re-enacted.  References to this “Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective representatives thereunto duly authorized, all as of the day and year first above written.

BUYER:
JAMDAT Mobile Inc.

/s/Craig Gatarz
By:
Its:

THE COMPANY:

Downtown Wireless, LLC

/s/ John E. Cibulski
By:	John Cibulski
Its:	Member

MEMBERS:

/s/ John Cibulski
John Cibulski

/s/ James Coriston, Jr.
James Coriston, Jr.

/s/ Ruben Sandoval
Ruben Sandoval

[Signature Page to Purchase Agreement]

Exhibit C